                                                                Exhibit 99.1


NEWS RELEASE                                        FOR RELEASE APRIL 29, 2004
                                                    6 a.m. Eastern Time

CONTACTS:
Keith A. Cheesman, Investors, (513) 763-1936
Lori Dorer, Media, (513) 345-1685

          KENDLE INTERNATIONAL INC. REPORTS FIRST QUARTER 2004 RESULTS
         First Quarter EPS of $0.05 Exceeds Estimates; Results Represent
            Third Consecutive Quarter of Solid Financial Performance

o First quarter net service revenues of $40.8 million represent a 10 percent increase over first quarter 2003.

o Income from operations increased to $696,000 up from a $1.5 million loss from operations for the same quarter a year ago.

o $53 million of gross new business awarded to Kendle during the quarter; book-to-bill ratio remains solid at 1.3:1.

CINCINNATI, April 29, 2004 -- Kendle International Inc. (Nasdaq: KNDL), a leading global full-service contract research organization, today reported first quarter 2004 financial results.

Net service revenues for first quarter 2004 were $40.8 million compared to net service revenues of $37.2 million for first quarter 2003. Net service revenues by geographic region were 61 percent in North America, 35 percent in Europe and 4 percent in the Asia-Pacific region. The top five customers based on net service revenues accounted for 45 percent of net service revenues for the first quarter 2004.

Reimbursable out-of-pocket revenues and expenses were $11.0 million for first quarter 2004 compared to $11.5 million in the same quarter a year ago.

Income from operations for first quarter 2004 was approximately $696,000, or 2.0 percent of net service revenues, compared to a loss of approximately $1.5 million in first quarter 2003. Net income for the quarter was approximately $673,000, or $0.05 per diluted share, compared to a loss of $2.1 million, or $0.16 per share, in first quarter 2003.

"Kendle's first quarter results demonstrate solid sequential performance and significant year-over-year improvement as we continue to realize the benefits of our new Kendle 2004 streamlined, customer-focused organization," said Chairman and CEO Candace Kendle PharmD.

Included in income from operations for the first quarter is a charge of approximately $254,000 for severance costs related to the March 2004 workforce realignment affecting approximately 3 percent of the Company's North American workforce. "This action has enabled us to align our resources more appropriately to meet customer need and focus on those service areas experiencing the highest demand and growth potential," stated Christopher Bergen, President and COO. The workforce realignment plan is expected to result in annual pretax savings between $1.0 and $1.2 million.

                                     -more-

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Also, during the first quarter 2004, Kendle made a $750,000 partial early repayment on the remaining $4 million of its convertible note. Accordingly, as a result of this partial early debt extinguishment, Kendle recognized a gain of approximately $254,000. As of March 31, 2004, there remains $3 million outstanding under this convertible note. Kendle intends to continue to repay this convertible note ahead of its originally scheduled maturity. Additionally, net income was positively affected by other income of approximately $460,000, primarily as a result of foreign exchange gains.

Cash flow from operations for the quarter was a negative $6.6 million. Cash and marketable securities totaled $23.1 million, which includes $1.7 million of restricted cash, and bank borrowings totaled $9.0 million at March 31, 2004. Days sales outstanding in accounts receivable were 52 and capital expenditures for first quarter 2004 totaled $1.1 million.

New business awards were $53 million for first quarter 2004. Contract cancellations for the quarter were $2 million. Total business authorizations, which consist of signed backlog and verbally awarded business, totaled $194 million at March 31, 2004, compared to $186 million at December 31, 2003. "We are pleased with our continued strong sales performance and believe our biopharmaceutical customers are increasingly recognizing the value Kendle can bring as a partner in the drug development process," added Dr. Kendle.

Kendle International will host its first quarter 2004 conference call April 29, 2004, at 8:30 a.m. Eastern Time. The call will be broadcast live over the Internet and can be accessed at www.kendle.com. A replay of the Webcast will be available at www.kendle.com shortly after the call for on-demand replay through 5 p.m. Eastern Time on May 29, 2004.

ABOUT KENDLE INTERNATIONAL INC.
Kendle International Inc. (Nasdaq: KNDL) is among the world's largest global clinical research organizations. We deliver innovative and robust clinical development solutions -- from first-in-man studies through market launch and surveillance -- to help the world's biopharmaceutical companies maximize product life cycles and grow market share. With headquarters in Cincinnati, Ohio, and nearly 1,700 associates worldwide, Kendle has conducted clinical trials or provided regulatory and validation services in more than 60 countries. Additional information and investor kits are available upon request from Kendle International Inc., 1200 Carew Tower, 441 Vine Street, Cincinnati, OH 45202 or from the Company's Web site at www.kendle.com.

Information provided herein, which is not historical information, such as statements about prospective earnings, revenue and earnings growth, are forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All such forward-looking statements, including the statements contained herein regarding anticipated trends in the Company's business, are based largely on management's expectations and are subject to and qualified by risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. These risks and uncertainties include, without limitation, competitive factors and industry consolidation, outsourcing trends in the pharmaceutical and biotechnology

                                     -more-


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industries, the Company's ability to manage growth and to continue to attract and retain qualified personnel, the Company's ability to complete additional acquisitions and to integrate newly acquired businesses, the Company's ability to penetrate new markets, the fixed price nature of contracts or the loss of large contracts, cancellation or delay of contracts, the progress of ongoing contracts, the ability to maintain existing customer relationships or enter into new ones, cost overruns, the Company's sales cycle, the effects of exchange rate fluctuations, and other factors described in the Company's filings with the Securities and Exchange Commission including Quarterly Reports on Form 10-Q and the Annual Report on Form 10-K. No assurance can be given that the Company will be able to realize the net service revenues included in backlog and verbal awards. Kendle believes that its aggregate backlog and verbal awards are not necessarily a meaningful indicator of future results. All information in this release is current as of April 29, 2004. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company's expectations.



                                      ###


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                            Kendle International Inc.
                   Condensed Consolidated Statement of Income
                      (In thousands, except per share data)
                                   (Unaudited)

                                                            Three Months Ended
                                                                 March 31,
                                                        ---------------------------
                                                          2004               2003
                                                        --------           --------
Net service revenues                                    $ 40,786           $ 37,180
Reimbursable out-of-pocket revenues                       11,000             11,545
                                                        --------           --------
Total revenues                                            51,786             48,725
                                                        --------           --------

Costs and expenses:
  Direct costs                                            23,261             22,689
  Reimbursable out-of-pocket costs                        11,000             11,545
  Selling, general and administrative expenses            14,276             13,142
  Depreciation and amortization                            2,299              2,185
  Severance and office consolidation costs                   254                682
                                                        --------           --------
  Total costs and expenses                                51,090             50,243
                                                        --------           --------

Income (loss) from operations                                696             (1,518)

Other income (expense):
  Interest expense                                          (214)              (272)
  Interest income                                             80                103
  Other                                                      463               (438)
  Gain on debt extinguishment                                254               --
                                                        --------           --------

Income (loss) before income taxes                          1,279             (2,125)

Income taxes                                                 606                 (1)
                                                        --------           --------


Net income (loss)                                       $    673           ($ 2,124)
                                                        ========           ========

Income (loss) per share data:
Basic:

      Net income (loss) per share                       $   0.05           ($  0.16)
                                                        ========           ========

      Weighted average shares outstanding                 13,073             12,877

Diluted:

      Net income (loss) per share                       $   0.05           ($  0.16)
                                                        ========           ========

      Weighted average shares outstanding                 13,356             12,877



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                            Kendle International Inc.
                   Reconciliation of GAAP EPS to Pro forma EPS
                                   (Unaudited)

                                                              Three Months Ended
                                                                   March 31,
                                                             ---------------------
                                                              2004           2003
                                                             ------         ------

GAAP net income (loss) per share                             $ 0.05        ($ 0.16)

  Employee severance and office consolidation costs            0.01           0.04
  Gain on debt extinguishment                                 (0.01)
                                                             ------         ------
Pro forma net income (loss) per share                        $ 0.05        ($ 0.12)
                                                             ======         ======


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                            Kendle International Inc.
                       Selected Balance Sheet Information
                                 (In thousands)
                                   (Unaudited)

                                          March 31, 2004      December 31, 2003
                                          --------------      -----------------
Cash, cash equivalents and
  marketable securities (including
  restricted cash)                          $ 23,149              $ 32,408

Net receivables                               30,131                20,330

Working capital                               35,637                38,523

Total assets                                 151,429               154,415

Bank borrowings                                9,000                 9,750

Shareholders' equity                          96,726                96,369
